FOR IMMEDIATE RELEASE

CONTACT:    Debbie Nalchajian-Cohen
(559) 222-1322

CENTRAL VALLEY COMMUNITY BANCORP EXPANDS
BOARD OF DIRECTORS WITH TWO NEW MEMBERS

FRESNO, CALIFORNIA…November 20, 2017…The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), is proud to announce the addition of Karen Musson and Robert “Bob” Flautt to Central Valley Community Bancorp’s and Central Valley Community Bank’s Board of Directors effective
December 1, 2017.
“We are honored to welcome Karen and Bob to our experienced Board of Directors. Their financial experience, leadership, business advocacy and community stewardship will enhance the success experienced by Central Valley Community Bank for nearly four decades,” said James M. Ford, President and CEO of Central Valley Community Bancorp and Central Valley Community Bank.
Karen Musson leads Gar Tootelian, Inc.’s (GAR) marketing, media and community outreach activities and is the CEO of the Gar & Esther Tootelian Charitable Foundation. GAR is owned and operated by Karen and her family, a company that was established in 1949 by her parents. GAR owns and operates a third generation family farm and agricultural crop care business providing water, nutrition, regulatory and crop care advice to over 1,500 growers in California’s Central San Joaquin Valley.
Karen is an active member of various community and philanthropic organizations currently serving on the Board for the Central Valley Community Foundation; as Director for the Fresno County Farm Bureau; as an Executive Board Member for State Center Community District Foundation; on the Board of Directors for Valley PBS; on the Board for Clovis Community Hospital Development Committee; as Director for the Central California Better Business Bureau, and as Vice-Chair of the Rotary Club of Fresno Foundation, among other notable organizations. She has been awarded over her years of service by numerous organizations and during the 2017 year alone she received the Marjorie

-more-

Central Valley Community Bank – Page 2

Mason Top Ten Professional Women Award; Community Food Bank 2017 Donor of the Year; Habitat for Humanity 2017 Agents of Change Award; and Institute for Family Business 2017 Top 10 finalist.
Bob Flautt brings over 40 years of bank leadership to the Board, most recently serving as the President, CEO and Board Member of Folsom Lake Bank, which was acquired by Central Valley Community Bancorp on October 1, 2017. During his tenure, Bob grew Folsom Lake Bank to over $200 million in assets with three locations after only ten years in operation.
A steward of the community, Bob generously gives his time, talent and treasure to volunteer positions for civic and community nonprofit organizations. He currently serves as the Chairman of the Folsom Tourism and Economic Development Corporation; Chairman of the Folsom Police Foundation; and is an active member of the Rotary Club of Folsom. Bob has also shared his expertise with the banking industry through service to the California Bankers Association for the past five years and he currently is an active member of their Board of Directors. In 2016, Bob was recognized by the Folsom Chamber of Commerce where he was added the Chamber’s Wall of Fame.
Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Fresno, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp. Central Valley Community Bank operates 24 full-service offices throughout California’s San Joaquin Valley and Greater Sacramento Region. Additionally, the Bank maintains Commercial Real Estate, Agribusiness and SBA Lending Departments. Central Valley Investment Services are provided by Raymond James Financial, Inc.
Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel J. Doyle (Chairman), Daniel N. Cunningham (Lead Independent Director), Edwin S. Darden, Jr., F. T. “Tommy” Elliott, IV, Robert “Bob” Flautt, James M. Ford, Gary D. Gall, Steven D. McDonald, Louis McMurray, Karen Musson, and William S. Smittcamp. Sidney B. Cox is Director Emeritus.
More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at www.cvcb.com. Also, visit Central Valley Community Bank on Twitter and Facebook.
###
Photo attachments:
Robert Flautt, Board Member, Central Valley Community Bancorp
Karen Musson, Board Member, Central Valley Community Bancorp